    As Filed With The Securities And Exchange Commission On October 1, 1999

                                                           Registration No. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ___________

                                IFX CORPORATION

             (Exact name of registrant as specified in its charter)

             Delaware                                            36-3399452
---------------------------------                         ----------------------
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                        707 Skokie Boulevard, 5th Floor
                          Northbrook, Illinois  60062
                                 (847) 412-9411
                                ------------------

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               Joel M. Eidelstein
                                IFX Corporation
                        707 Skokie Boulevard, 5th Floor
                          Northbrook, Illinois  60062
                                 (847) 412-9411
                                ------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ___________

                                With copies to:

                              Scott J. Bakal, Esq.
                            Neal, Gerber & Eisenberg
                            Two North LaSalle Street
                            Chicago, Illinois 60602
                                 (312) 269-8000
                                  ___________

        Approximate date of commencement of proposed sale to the public:
     From time to time after the registration statement becomes effective.
                                  ___________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                   Proposed Maximum   Proposed Maximum
           Title of Each Class of                 Amount to         Offering Price        Aggregate             Amount of
         Securities to be Registered           be Registered(1)      Per Share(2)     Offering Price(2)c     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------

     Common Stock, $.02 par value per share     100,119 shares          $21.75           $2,177,588.25           $606.00
-----------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares of IFX's Common Stock as may be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low sales prices of the Company's Common Stock as reported on the Nasdaq SmallCap Market on September 28, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1999


PROSPECTUS
----------

                                 100,119 Shares


                                IFX CORPORATION


                                  Common Stock
                           ($.02 par value per share)


     This prospectus relates to 100,119 shares of our common stock that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. The aggregate net proceeds to the selling stockholders from the sale of the shares of IFX common stock will equal the sales price of such shares of common stock, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The expenses incurred in registering the 100,119 shares of common stock, including legal and accounting fees, will be paid by us.

     All of the 100,119 shares of common stock offered hereby were acquired by the selling stockholders from us in connection with our August 1999 acquisitions of Internet service provider businesses in Brazil, El Salvador and Honduras and our September 1999 acquisition of an Internet service provider business in Mexico. All of the shares offered hereby will be available immediately for sale hereunder. See "Selling Stockholders."

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR." The last reported sale price of our common stock on September 29, 1999 on the Nasdaq SmallCap Market was $22 3/8 per share.

     Our principal executive offices are located at 707 Skokie Boulevard, 5th Floor, Northbrook, Illinois, 60062, and our telephone number is (847) 412-9411.

     Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3.

                                  ___________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ___________

                 The date of this Prospectus is         , 1999.

                _______________________________________________
                _______________________________________________

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  ___________

                               TABLE OF CONTENTS


RISK FACTORS.....................................   3

FORWARD-LOOKING STATEMENTS.......................  10

IFX'S BUSINESS...................................  11

USE OF PROCEEDS..................................  14

SELLING STOCKHOLDERS.............................  15

PLAN OF DISTRIBUTION.............................  15

DESCRIPTION OF SECURITIES........................  17

LEGAL MATTERS....................................  17

EXPERTS..........................................  18

WHERE TO FIND MORE INFORMATION...................  18

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..  18

                                  RISK FACTORS

     You should consider carefully the following factors and the other information in this Prospectus before deciding to invest in shares of our common stock, $.02 par value per share (the "Common Stock").

Lack of Operating History and Experience in the Internet Service Business

     Because we have recently begun to pursue the development of Internet services and the acquisition of Internet service providers ("ISPs") in Latin America, our acquisition and development strategy is in the early development stages. We have limited experience in providing Internet services and, accordingly, a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants, such as us, in the Internet services industry. These risks include identification of entry opportunities, intense competition, changing technology and evolving industry standards, changing user demand for Internet access and other Internet services, dependence upon the Internet and general economic conditions in the region. If we fail to add significantly to our user base in Latin America, we may not be able to grow revenues, implement our business plan or achieve economies of scale.

     Our success in the ISP business will also depend upon our ability to hire and retain qualified executive and management employees with significant experience in managing and expanding an Internet services business in the markets in which we seek to operate. We can give no assurance that we will be able to successfully hire, retain or motivate qualified employees. Further, we can give no assurance that we will be successful in acquiring or building the necessary Internet service network or that the services we offer over any such network will be profitable.

Dependence upon the Creation of a Network Infrastructure

     Our success depends in part upon our ability to create an Internet network infrastructure that covers significant regions or areas of Latin American countries. Our success also depends upon the ability of our customers to access this network with ease of use and to have a high quality Internet experience with consistency of service throughout the network.

     Our primary strategy for creating the necessary infrastructure is to acquire ISPs that have an existing network infrastructure, qualified personnel and an existing subscriber base and, in certain countries, to develop new ISPs. We also anticipate that expansions and adaptations of our network infrastructure will be necessary to supplement our acquisition strategy. This will require substantial financial, operational and managerial resources. We can give no assurance that we will be able to acquire and develop the network infrastructure in Latin America necessary to compete successfully with the industry's evolving standards on a timely or cost-effective basis, or at all. Also, we may not be able to deploy successfully any expanded and adapted network infrastructure. Failure to create a successful infrastructure may materially adversely affect our business and operating results.

     The process of consolidating our ISPs and integrating our regional operations may take a significant period of time, may place a significant strain on our resources, and could prove to be more expensive than predicted. We may be required to increase current expenditures in order to accelerate the integration and consolidation of our ISPs with the goal of achieving longer-term cost savings and improved profitability. These expenses may include the following, among others: the elimination of redundant staffing positions; personnel relocation; the cancellation of overlapping Internet access contracts; the closure of redundant points of presence; system upgrades; and the integration of these ISPs' operations onto our network, customer care, billing, financial and other international support systems. However, we have limited practical experience related to the process of consolidating ISPs and can give no assurance that these projected long-term cost savings and improvements in profitability can or will be realized. Further, we can give no assurance that customer support or network infrastructure resources will be sufficient to manage the growth in our business or that we will be successful in implementing our expansion program in whole or in part.

Challenges of Growth By Acquisitions

     We depend on our ability to identify and acquire ISPs that meet our acquisition criteria. We seek to create a market presence internationally, to gain strength in Internet connectivity and web hosting core service platforms, and to add additional enhanced service capabilities. We face and may continue to face significant competition for appropriate acquisition candidates. We may compete with other communications or Internet companies with similar acquisition strategies, many of which may be larger, have greater financial and other resources and be owned or partially-owned by foreign governments. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We can give no assurance that we will be able to identify suitable ISPs or be able to complete any acquisitions of or investments in those targeted ISPs on acceptable terms and conditions.

     Once consummated, these acquisitions will continue to present certain risks, including:

          - the difficulty of integrating the acquired operations, technology and personnel;

          - the possible inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and products into our service offerings and to maintain uniform standards, controls, procedures and policies;

          - the possible acquisition of substantial contingent or undisclosed liabilities;

          - the risks of entering markets in which we have little or no direct prior experience; and

          - the potential impairment of relationships with employees and customers as a result of changes in management or other business operations.

     We may not be successful in overcoming these risks or any other problems encountered in connection with future acquisitions. In addition, future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities, the incurrence of additional debt or the amortization of expenses related to acquired customer bases, goodwill or other intangible assets. Further, our ability to complete transactions with ISPs may require significant additional financial resources.

Risks Associated With an Internet Business

     We are new to the Internet service provider business and, therefore, lack operating history and experience in the industry. In addition, our business is vulnerable to risks associated with the ISP business in general, many of which are significant. For example, the laws relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is undergoing a process of development in many countries. Legal decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services. Although we will implement certain network security measures, such as limiting physical and network access to our routers, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users, which could lead to interruptions of, delays in or cessation of service to our customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and, in turn, could deter potential customers and adversely affect existing customer relationships. We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines. We may experience disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis, or at all.

     Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from telecommunications companies, could affect our pricing. Additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. We can give no assurance that violations of local laws will not be alleged or charged by foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition. In addition, our subscribers may discontinue their service at the end of any month for any reason. Our revenue will depend on our ability to attract and retain such subscribers.

     We may be dependent on third parties to stimulate demand for our products and services where we do not have a direct sales force. These channel distributors may include computer and telecommunications resellers, value added resellers, original equipment manufacturers, systems integrators, web designers and advertising agencies. If we fail to gain commercial acceptance in certain markets, these channel distributors may discontinue their relationships with us. The loss of channel distributors, the failure of such parties to perform under agreements with us, or the inability to attract other channel partners with the expertise and industry experience required to market our products and services could have a material adverse effect on our operating results.

Risks Associated With International Operations and Expansion

     We focus our Internet business on Latin American markets. We can give no assurance that acceptance of the Internet or demand for Internet connectivity, web hosting and other enhanced Internet services will increase significantly in these markets. However, we believe that we will need to move quickly into international markets in order to establish critical market presence and credibility, though we can give no assurance that we will be able to do so.

     We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we can give no assurance that we will be able to identify desirable joint venture or strategic partners in these markets or that we will be able to obtain the permits and operating licenses required to conduct business and offer Internet services in these markets. In addition to the uncertainty of our ability to create an international presence, we face certain additional risks inherent in doing business on an international level. Such risks include:

     - competition from government-owned or subsidized businesses, including telecommunication companies and ISPs;

     - unexpected changes in or delays resulting from regulatory, licensing and foreign investment requirements, tariffs, customs, duties and other trade barriers;

     -    difficulties in staffing and managing foreign operations;

     -    longer payment cycles and problems in collecting accounts receivable;

     - political instability, expropriation, nationalization, war, insurrection and other political risks;

     - high levels of inflation, fluctuations in currency exchange rates or foreign exchange controls which restrict or prohibit repatriation of funds;

     -    poor quality of telecommunications and lack of technological advances;

     -    technology export and import restrictions or prohibitions; and

     -    potentially adverse tax consequences.

     We can give no assurance that such factors will not have an adverse effect on our future international operations. In addition, we can give no assurance that laws or administrative practice relating to telecommunications, taxation, foreign exchange or other matters of countries within which we may operate will not change in a manner adverse to our business. Any such change could have a material adverse effect on our business, financial condition and results of operations.

Competition; Pricing Fluctuation

     The market for Internet connectivity and related services is extremely competitive and characterized by rapidly changing technology and evolving standards which can be significantly influenced by the marketing and pricing decisions of the largest industry participants. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted and likely will continue to attract many new start-ups as well as existing businesses from different industries. In addition, new business models, such as the free internet service provider model in which users do not pay for connectivity service, may pose a significant risk to us.

     In some cases, we will be forced to compete with and/or buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business or other competitive advantages. We can give no assurance that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and customs, and enjoy better relationships with customers and suppliers. We can give no assurance that we can obtain similar levels of local knowledge, access or expertise. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

Our Competitors

     We currently compete or expect to compete with the following types of companies:

     - established national Internet service providers in Latin America, such as Universal On Line in Brazil or Prodigy in Mexico;

     - computer hardware and software and other technology companies that will start bundling Internet access in their products, such as IBM Corp. and Microsoft Corporation;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     -    cable operators and on-line cable services;

     -    local telephone companies providing ISP services; and

     -    free internet service providers that may enter the market.


     We believe that new competitors, including established ISP and telecommunications companies, will continue to enter the Internet access market, resulting in even greater competition. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with ISP services, reducing the overall cost of their Internet access and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put us at a significant competitive disadvantage.

Equipment

     We cannot guarantee that we will be able to obtain the necessary equipment, or the financing to acquire such equipment, to enable us to expand our Latin American network. In addition, we cannot guarantee that the equipment we maintain will be the most current and up to date equipment for our subscribers' connectivity to the Internet, which could have an impact in the number of subscribers we have.

Dependence on Key Personnel

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the Internet service industry. The process of locating personnel with the combination of skills and attributes required to carry out our strategies may often be lengthy. Our success depends to a significant degree on our ability to attract and retain qualified management, technical, marketing and sales personnel and on the continued contributions of such people. Our employees may voluntarily terminate their employment at any time. We can give no assurance that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

Need for Additional Financing

     We must continue to enhance and develop our network in order to maintain our competitive position and continue to meet the increasing demands for service, quality, availability and competitive pricing. We intend to expand or open points of presence ("POPs") or make other capital investments as dictated by subscriber demand or strategic considerations. We must spend significant amounts of money for acquisitions, new equipment, leased telecommunications facilities, compensation expenses and advertising. In addition, to further expand our subscriber base, we will probably have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to fund growth, operating losses and respond to unanticipated developments or competitive pressures.

     Presently, we derive most of our funds from the earn-out payments from the sale of assets of discontinued operations. For one such sale, the amount of the earn-out payments will depend on the profitability (as specifically defined) of that business and the percentage earn-out decreases, successively, over the remainder of the payment period which ends on December 31, 2001. For the other sale, the amount of the earn-out payments depends upon the profitability (as specifically defined) of the business that was sold over the remainder of the payment period which ends on June 30, 2002. There can be no assurance that such payments will continue at their current levels, or that those earn-out will be sufficient to continue to fund the majority of the operations.

     If we do not have enough cash on hand, cash generated from earn-out payments from our discontinued operations, or cash available under vendor financing agreements, we will need to seek alternative sources of financing, such as borrowings or placements of debt or equity securities, to carry out our growth and operating plans. We may not be able to raise needed cash on terms acceptable to us or at all. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, if any. No assurance can be given that actual cash requirements will be met, that such requirements will not exceed our budget or that anticipated revenues will be realized.

Risk of Internet Technology Trends and Evolving Industry Standards

     Our products and services target users of the Internet. The number of Internet users has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop and improve our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. We can give no assurance that we will be successful in accomplishing any of these tasks or that such new technologies or enhancements will achieve market acceptance. We believe that our ability to compete successfully also depends upon the continued compatibility and interoperability of our services with products and architectures offered by various third party vendors. We can give no assurance that we will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, we can give no assurance that services or technologies developed by others will not render our services or technology uncompetitive or obsolete. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by us through our ISPs is not broadly accepted, our business, operating results and financial condition will be materially adversely affected.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in our target business market. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including:

     -    inconsistent quality of service;

     -    lack of availability of cost-effective, high-speed options;

     -    a limited number of local access points for corporate users;

     -    inability to integrate business applications on the Internet;

     -    the need to deal with multiple and frequently incompatible vendors;

     - inadequate protection of the confidentiality of stored data and information moving across the Internet; and

     -    a lack of tools to simplify Internet access and use.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact our business, financial condition and results of operations.

Issuance of Additional Shares - Risk of Substantial Dilution

     In November 1998, we entered into a joint venture with International Technology Investments, LC ("International Technology") to provide Internet services and to make investments in existing ISPs and related businesses, primarily in Latin America and other international markets. In connection with the formation of the joint venture, International Technology obtained an option to purchase up to 5,500,000 shares of our Common Stock for $2.00 per share. As of the date of this Prospectus, International Technology has exercised this option to purchase 1,500,000 shares of Common Stock. The purchase option expires in January 2002; however, if International Technology makes additional capital contributions of at least $3,000,000 to the joint venture before January 2002, the expiration date of the option will be extended until January 2004. As of the date of this Prospectus, 5,500,000 shares would represent approximately 45% of the outstanding shares of our Common Stock. The interests of our stockholders, including those investors purchasing shares of our Common Stock being registered hereunder, could be substantially diluted by the exercise of this purchase option. In addition, we cannot predict the effect, if any, that market sales of the shares issuable upon exercise of such option, or the availability of such shares for future sales, will have upon the market price of shares of Common Stock prevailing from time to time.

Volatility of Stock Price

     Our Common Stock may be subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results, public announcements of acquisitions, strategic alliances and joint ventures, general conditions in the Internet industry, and general economic and market conditions in the markets in which we operate. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies, including companies in the Internet service business, and that often have been unrelated to the operating performance of such companies.

Year 2000 Compliance

     We are aware of the "Year 2000" problem, which relates to whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information will generate wrong data and could fail. The Year 2000 problem is pervasive and complex, as virtually every company's computer operations will potentially be affected in some way.

     We are currently engaged in a process to evaluate our internal status with respect to the Year 2000 issue, utilizing certain employees in our evaluation of possible Year 2000 problems. The costs and expenses of such an evaluation have not been material. To date, we have not discovered Year 2000 issues in the course of our assessment that would have a material adverse effect on our business, results of operations or financial condition; however, we can give no assurance that all Year 2000 issues were discovered during the assessment or that we will not discover additional Year 2000 issues that could have a material adverse effect. In addition, we face Year 2000 risks with respect to the acquisitions we make, especially in Latin America, where Year 2000 preparedness may not be adequate.

     Concurrently with the analysis of our internal systems, we have begun to survey third-party entities with which we transact significant business, including critical vendors and financial institutions, for Year 2000 compliance. With respect to our most critical vendors, we are in the process of evaluating the Year 2000 preparedness of our telecommunications providers, on which we are reliant for the network services crucial to web hosting and Internet connectivity services. We are actively working to mitigate any potential impact by maintaining diverse providers for such network services. However, failure of any one provider may have a material adverse impact on our operations. We do rely heavily on various third party equipment and service providers, and we expect to complete the survey to adequately address Year 2000 issues by October 1999. At this time, we cannot estimate the effect, if any, that non-compliant systems at these entities could have on us, and we can give no assurance that the impact, if any, will not be material.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995). The safe harbor provisions provided in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), apply to forward-looking statements the Company makes. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company wishes to caution you that these forward-looking statements addressing the timing, costs and scope of the Company's acquisition of, or investments in, existing or future ISPs, the revenue and profitability levels of the ISPs in which the Company invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other matters contained above and in this Prospectus regarding matters that are not historical facts, are only predictions. The Company can give no assurance that the future results indicated, whether expressed or implied, will be achieved. These projections and other forward-looking statements are based upon a variety of assumptions relating to the Company's business, which, although the Company considered reasonable, may not be realized. Because of the number and uncertainties of the assumptions underlying the Company's projections and forward-looking statements, some of the assumptions may not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. The inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any person that these estimates and projections will be realized, and actual results may vary materially.

                                 IFX'S BUSINESS

Historical Background

     IFX Corporation (IFX Corporation and its subsidiaries are referred to herein as "IFX" or the "Company") was incorporated under the laws of the State of Illinois in July 1985 and changed its state of incorporation to Delaware in May 1994. Prior to July 1996, IFX's primary business was providing commodity brokerage services through its principal operating subsidiary, Index Futures Group, Inc. ("Index"). On July 1, 1996, IFX sold substantially all of its brokerage assets (other than the assets of its U.K. subsidiary) to E.D. & F. Man International, Inc., a unit of E.D. & F. Man Group, plc, a London-based international trading and finance conglomerate. The purchase price for such sale consisted of cash earn-out payments based upon the sold business' profitability during the sixty-six months following the sale. Since July 1996, IFX's revenues have consisted primarily of earn-out payments from such asset sale, interest income and income from operations of the Company's U.K. subsidiary, IFX Ltd., which conducts foreign exchange business as a registrant of the British Securities and Futures Authority. From July 1996 through June 30, 1999, IFX has received approximately $10.4 million of earn-out payments from the sale of its brokerage assets. Prior to January 1, 1999, the earn-out payments were based on 40% of the sold business' profitability. In calendar year 1999, the earn-out payments were based on 30% of the sold business' profitability and, in calendar years 2000 and 2001, will be based on 20% of the sold business' profitability.

     In June 1999, IFX divested itself of its 50.1% interest in IFX Ltd. in exchange for approximately $2.45 million in cash and a note receivable, and a redeemable preference share entitling IFX to quarterly payments equal to approximately 30% of the net profits of IFX Ltd. through June 30, 2002. Following the sale of its U.K. subsidiary, IFX decided not to invest the sales proceeds in the trading business but decided, rather, to continue to develop its businesses in the Internet industry.

     IFX believes that the Internet industry presents significant opportunities for IFX's future investment and growth. In particular, IFX believes that the market for Internet services in Latin America may present substantial growth potential due to the increasing demand for Internet services, relatively low market penetration and the absence of any dominant regional or pan-regional (i.e., intercountry) service providers. Accordingly, IFX has begun to pursue, and intends to continue to pursue, the acquisition and development of Internet access and related services businesses, initially in South America and Mexico. Ultimately, IFX seeks to form a Latin American pan-regional network of ISPs, under the brand name Unete. Unete is the Spanish word for `Join Us,' which IFX is using as a marketing term for people to join us and become members of our Unete service and Internet community. The Unete service would enable a subscriber traveling in major Latin American and North American cities to access the Internet by making a local telephone call, regardless of whether or not such subscriber was in his or her home country.

     IFX is a pan-regional Internet Service Provider, or ISP, in Latin America. The Company focuses on serving individuals and small businesses. Our primary service is dial-up Internet access, which the Company offers through our Unete service, in various price and usage plans designed to meet the needs of our subscribers. Our business services include dedicated phone lines, web hosting, web page design, and domain name registration.

     IFX offers subscribers Internet access in English, Spanish, and Portuguese, with user-friendly and easy to install software. The software contains a complete set of the most popular Internet applications including electronic mail, World Wide Web access, File Transfer Protocol and Internet Relay Chat. Through our infrastructure of IFX owned subsidiaries and third-party providers, our subscribers are able to access the Internet in 9 countries in Latin America, and in most major cities in the United States and Canada via a local telephone call and with no roaming fees. By June 30, 1999, the Company had approximately 25,000 subscribers.

     Over the past year, IFX has rapidly established a regional presence and customer base by acquiring the stock or assets of established independent ISPs throughout Latin America. Since January 1, 1999, the Company has established operations in 9 countries in Latin America. The Company intends to continue its strategy of acquiring ISPs in order to deepen and broaden its market presence in Latin America. The Company seeks to acquire an

"anchor" ISP in each of its target countries, which can provide both local management talent and serve as the ISP consolidator for its respective country. In addition to its team of corporate development professionals, IFX relies upon its local management teams to identify strategic acquisitions.

     IFX's principal executive offices are located at 707 Skokie Boulevard, 5th Floor, Northbrook, Illinois, 60062, and our telephone number is (847) 412-9411. Our web site is http://www.ifxcorp.com.

Services

     Dial-Up Internet Access. IFX's primary service offering is dial-up Internet access through it's Unete service. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.1 or later operating system or Macintosh computer with at least 8MB of RAM and a modem of 14.4 Kbps speed or faster. The subscriber's connection is a direct, point-to-point protocol, or "PPP," connection to the Internet. A direct PPP connection enables a subscriber to use any standard Internet capable software that will run on the subscriber's computer.

     IFX currently offers different price plans for dial-up subscription. Each plan is adapted to the consumers of each country and the usage. The Company tries to maintain the most competitive rates at each of the markets the Company serves. While the plans that IFX offers are subject to change due to changes in the market, some of the most common plans offered include:

          Platinum. Individual subscribers receive unlimited access to the entire Unete Network at all of its points of presence through a local dial-up connection.

          Local Unlimited Access. Individual subscribers get unlimited usage at their local point of presence in their home country.

          Limited. Individual subscribers get a pre-determined number of hours for usage at their local point of presence in their home country.

     Most of our subscribers are on month-to-month subscriptions. IFX currently offers new users 150 free hours that must be used in the first month. Billing is monthly, with payments made by credit card, check or cash. Payments are mostly made at the beginning of each billing cycle. Subscribers, as well as IFX, may cancel an account at any time, with the cancellation taking effect as of the first day of the following billing month.

     A subscriber who is within local dialing range of one of the IFX POPs or a designated third-party provider POP can access the Internet with a local telephone call. All dial-up subscribers can connect to our network (including the third-party provider POPs) via modem at speeds up to 56.6-Kbps (kilobytes-per-second). All dial-up subscribers also have the option of using IFX servers to publish information on the Internet through the World Wide Web or File Transfer Protocol (FTP).

     Business Services. IFX's Latin American subsidiaries provide the following services for small businesses:

          Dedicated phone lines. Businesses can have a direct connection to the Internet, 24 hours a day, 7 days a week, without the need to dial an access number.

          Web hosting. IFX offers web hosting accounts for customers that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections.

          Web page design. IFX can design Internet Web sites for its subscribers.

          Domain name registration. IFX will process all documentation necessary to register a domain name in any of the countries in which we operate.

     Support Services. IFX's services and operations are supported (i) by its national Network Operating Centers ("NOCs"), which ensure efficient network operations, (ii) by its national Customer Service Centers, which provide comprehensive customer support, and (iii) by its fully integrated information systems.

     Network Operating Center. The Company's NOCs monitor IFX's network, including the Company's backbone, POPs, servers, and client co-located servers, as well as all individual client circuits. The Company tracks network utilization patterns, proactively adding capacity as needed to maintain performance standards and minimize network congestion. In addition, the Company's NOC technicians run systems and network diagnostics in order to quickly respond to customer inquiries.

     Fully Integrated Operating and Financial Support Systems. The Company is installing and customizing Portal software, which integrates the Company's various back office activities including order processing, billing and customer service, network operations and telecommunications facilities provisioning. Once implemented, Portal software will allow IFX to readily access a current, comprehensive database of operating and customer information.

     Customer Care Center. The Customer Care Center representatives respond to inquiries from our subscribers. Representatives are available to assist customers with such matters as dial-up software installations, e-mail box set-up and a variety of other service-related issues. Once implemented, Portal software will allow IFX customer service representatives to have instant access to current, detailed customer profiles, which chronicle customer service and account histories. Such information will allow Customer Care Center representatives to offer timely and informed responses to customer inquiries.

Network and Related Infrastructure

     The network infrastructure utilized by IFX consists of three primary tiers: local POPs; a middle tier, which connects the POPs to national hubs; and a backbone tier, which connects the national hubs to the Internet. The IFX network currently covers 10 countries and includes approximately 25 IFX-owned POPs and 540 POPs owned by third party network providers. Each POP is connected to the Company's network operating center in its respective country through a dedicated point-to-point line, typically provided by a local telecommunications carrier. The principal backbone capacity utilized by IFX is provided by InterPacket Inc., a U.S. based provider of high speed Internet access via satellite, and GlobalOne. The company currently has committed capacity agreements with InterPacket for up to 10 Mbps and the right to additional capacity of up to 50 Mbps in total.

     Geographic Coverage. Through our network of IFX-owned and third-party provider-owned POPs, our subscribers are able to access the Internet in 10 countries via a local telephone call. The countries with IFX-operated POPs are:

     Argentina, Bolivia, Brazil, Chile, Colombia, Mexico, El Salvador, Honduras, Venezuela and the U.S.

     Network Operations Center. IFX maintains a Network Operations Center at our Aventura, Florida office through which our technical staff monitors network traffic, service quality, and security, as well as equipment at individual POPs, to ensure reliable Internet access. In addition, the Company continues to invest in improved network monitoring software and hardware systems.

IFX Software and Licenses

     A key component of our service offering for dial-up subscribers is the Unete starter software. The software includes these applications:

     - IFX installation program. It enables the user to input all required information regarding user name, billing information and passwords.

     - World Wide Web Navigation Software. It allows its user to navigate through the different multimedia presentations across Web sites. Users can choose between Netscape Navigator(R) and Microsoft Internet Explorer(R).

     - Electronic Mail. It allows subscribers to exchange messages electronically with anyone else who has an e-mail address. The messages can include text and attachments such as images, computer programs, or word processing documents. Users can choose between Outlook Express(R) and Eudora Light(R).

     - Internet Relay Chat. It allows users to participate in more than 10,000 Internet Communities using Tribal Voice's PowWow software. The software allows the user to communicate over the Internet using instant-voice, instant messaging, chatting, and buddy lists.

     - Winzip 7.0(R). With this trial version, users can compress large files into smaller zip files and decompress zipped files to their original version.

     - WS FTP LE(R). It allows users to send and retrieve files in order to create their web sites.

     The main objective of the software package is to automatically configure the individual's Internet access programs after the initial one-time entries by the user. Once the initial set-up is completed, the user will be able to log on to our network with the click of a button and be able to use the different applications that are included.

     Subscribers IFX acquired from its recent ISP acquisitions connect to the Internet using software provided to such subscribers by the acquired ISPs.
Those subscribers may switch to IFX's software at their option at any time, a migration that IFX encourages by mailing an Unete starter software kit to these subscribers. In addition, their e-mail address from the previous account can be forwarded to their new Unete e-mail address.

     IFX has obtained permission and, in certain cases, licenses from each manufacturer of the software that the Company bundles in its software starter kit.


                                USE OF PROCEEDS

     IFX will not receive any proceeds from the sale by the stockholders identified in this Prospectus (the "Selling Stockholders") of any of the shares of Common Stock (the "Shares") covered by this Prospectus.

                                 SELLING STOCKHOLDERS

     The following table sets forth with respect to the Selling Stockholders (i) the number of Shares beneficially owned as of September 30, 1999 and prior to the offering contemplated hereby, (ii) the maximum number of Shares which may be sold in the offering pursuant to this Prospectus and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all Shares set forth in (ii) above:


                                      Beneficial Ownership                   Beneficial Ownership
                                        Prior to Offering                       After Offering
                                     -----------------------                 --------------------
                                                               Shares to Be
       Selling Stockholders          Shares(1)   Percentage      Offered     Shares   Percentage
-----------------------------------  ----------  -----------   ------------  -------  -----------
Richard Earl Croshere..............   41,078          *             41,078      0          -
Tatiana Figliuolo Juca.............   14,101          *             14,101      0          -
Raul Oliviera Motta Junior.........    6,131          *              6,131      0          -
Orlando Mauricio Recinos Arguello..   30,583          *             30,583      0          -
Ricardo Arturo Gallopp.............      162          *                162      0          -
Ritza Rubi Ramirez de Gallopp......    2,594          *              2,594      0          -
Marlon Humberto Eveline............      139          *                139      0          -
Nelson Zacarias Bendeck............       12          *                 12      0          -
Lionel Zacarias Bendeck............    2,884          *              2,884      0          -
Netspace S.A. de C.V...............    2,435          *              2,435      0          -

___________
*  Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from IFX within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

___________

          The Shares offered hereby were acquired by the Selling Stockholders from IFX in connection with IFX's acquisitions in August and September 1999 of certain ISPs located in Brazil, El Salvador, Honduras and Mexico. The Shares acquired by the Selling Stockholders from IFX are "restricted securities" within the meaning of the Securities Act. Consequently, in accordance with the provisions of the acquisition agreements, this Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to enable the Selling Stockholders to make future sales without restriction.


                              PLAN OF DISTRIBUTION

     IFX is registering the Shares on behalf of the Selling Stockholders. The Shares covered by this Prospectus may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Stockholder or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing (sale) of put or call options on the Shares; (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the Shares by the lender thereunder; and (f) any other legally available means.

     To the extent required with respect to a particular offer or sale of the Shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

     The Selling Stockholders may transfer the Shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 Shares, then a Prospectus Supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement would be required to be delivered, together with this Prospectus, to any purchaser of such Shares.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of IFX's Common Stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the Shares short and redeliver the Shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, IFX has informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions.

     The Selling Stockholders are acting independently of IFX in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by IFX in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, IFX has agreed to make available to the Selling Stockholders copies of this Prospectus and any applicable Prospectus Supplement and has informed the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers at or prior to the time of any sale of the Shares offered hereby.

     The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

     IFX will not receive any proceeds from the sale of the Shares covered by this Prospectus and has agreed to pay all of the expenses incident to the registration of the Shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.

                           DESCRIPTION OF SECURITIES

     Pursuant to the Company's Certificate of Incorporation, as amended (the "Certificate"), the Company is authorized to issue an aggregate of 150,000,000 shares of Common Stock, par value $.02 per share. As of September 30, 1999, there were 7,700,312 shares of Common Stock outstanding. As of September 30, 1999, there were approximately 875 holders of record of Common Stock. The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR."

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, if and when declared by the Board of Directors and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities of the Company. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

Delaware Statutory Business Combination Provision

     Section 203 of the Delaware General Corporation Law (the "DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested shareholder" for a three-year period following the date that such shareholder becomes an interested shareholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares) or (c) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder. Except as specified therein, an "interested shareholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation who or which and owned 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii).

     In its Certificate, the Company has elected not to be governed by the restrictions imposed by Section 203 of the DGCL. Accordingly, in the event the Company becomes the subject of a takeover or third party acquisition attempt, it may not be able to avail itself of the benefits afforded by Section 203 of the DGCL.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for IFX by Neal, Gerber & Eisenberg, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of IFX Corporation appearing in IFX Corporation's Annual Report (Form 10-K) for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of IFX as of June 30, 1998 and 1997, incorporated in this Prospectus by reference to IFX's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, which is incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in auditing and accounting.


                         WHERE TO FIND MORE INFORMATION

     IFX has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, relating to the shares of common stock to be sold or otherwise transferred by the Selling Stockholders identified herein. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits not included herein.

     IFX is subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports with the Commission. You can read and copy the Registration Statement and the other statements and reports that we file with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the Commission are also available from the Commission's web site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. The Common Stock is listed on the Nasdaq SmallCap Market and our reports can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20549.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following document:

     Our Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed September 28, 1999.

To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits), call or write IFX Corporation, 707 Skokie Boulevard, 5th Floor, Northbrook, Illinois, 60062, Attention: Secretary, Telephone (847) 412-9411.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions:


    SEC registration fee..........................  $  606
    Legal fees and expenses.......................   3,000*
    Accounting fees and expenses..................   2,000*

    Miscellaneous.................................   1,394*
                                                    ------
          Total...................................  $7,000*
                                                    ======


___________

*    Estimated

     IFX will bear all of the foregoing expenses.


Item 15. Indemnification of Directors and Officers.

     Under the DGCL, a corporation has the authority to indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of such person's service as a director of officer of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against amounts paid and expenses incurred in connection with the defense or settlement of such action, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. If such person has been judged liable to the corporation in any action or proceeding brought by or in the right of the corporation, however, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines, despite the adjudication of liability, that such indemnification is proper.

     As permitted by the DGCL, the by-laws of IFX authorize IFX to indemnify any officer, director and employee of IFX against amounts paid or expenses incurred in connection with any action, suit or proceeding (other than any such action by or in the right of the corporation) to which such person is or is threatened to be made a party as a result of such position if the Board of Directors or shareholders of or independent legal counsel to, IFX, in a written opinion, determine that indemnification is proper. The by-laws also limit the personal liability of directors for breach of fiduciary duty, other than for breach of duty of loyalty, intentional misconduct or violation of law, acts under Section 174 of the DGCL or with respect to any transaction in which the director derives an improper personal benefit.

Item 16. Exhibits.

     (a)    Exhibits

 Exhibit No.                                            Description
--------------  -------------------------------------------------------------------------------------------
           5.1  Opinion of Neal, Gerber & Eisenberg.
          23.1  Consent of Ernst & Young LLP.
          23.2  Consent of Arthur Andersen LLP.
          23.3  Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1).
          24.1  Powers of Attorney of certain officers and directors of IFX (included on signature page).

     (b) Supplemental Financial Statement Schedules: None.


Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 30, 1999.

                                 IFX CORPORATION



                         By:     /s/ Michael Shalom
                                 --------------------------------------------
                                 Michael Shalom,
                                 Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Shalom and Jose Leiman, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-3 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed on September 30, 1999 by the following persons in the capacities indicated:

Signature                           Title
---------                           -----



  /s/ Michael Shalom          Chief Executive Officer
------------------------      (Principal Executive Officer)
Michael Shalom


  /s/ Jose Leiman             Chief Financial Officer
-----------------------       (Principal Financial and Accounting Officer)
Jose Leiman


  /s/ Joel M. Eidelstein      President and Director
------------------------
Joel M. Eidelstein


  /s/ Colleen M. Downes       Vice President and Director
-----------------------
Colleen M. Downes


  /s/ George A. Myers         Director
---------------------
George A. Myers

  /s/ Zalman Lekach        Vice President and Director
-------------------
Zalman Lekach


  /s/ Joseph Matalon       Director
--------------------
Joseph Matalon


  /s/ Burton J. Meyer      Director
---------------------
Burton J. Meyer

                                 EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------
        5.1  Opinion of Neal, Gerber & Eisenberg.
       23.1  Consent of Ernst & Young LLP.
       23.2  Consent of Arthur Andersen LLP.
       23.3  Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1).
       24.1  Powers of Attorney of certain officers and directors of IFX (included on signature page).